Exhibit 99.1

Company Contact:	Lankford Wade Senior Vice President & Treasurer (615) 236-6200
HealthSpring, Inc. Reports 2010 First Quarter Results

Increases 2010 Earnings Per Share Guidance Range to $2.60 to $2.75
NASHVILLE, Tenn. (April 29, 2010) — HealthSpring, Inc. (NYSE:HS) today announced its results for the first quarter ended March 31, 2010. Highlights for the 2010 first quarter included:
•	Net income of $33.8 million, or $0.59 per diluted share, compared with $20.6 million, or $0.38 per diluted share, in the 2009 first quarter.
•	Premium revenue of $749.4 million, up 18.1% over the 2009 first quarter.
•
Medicare Advantage membership of 195,365, up 11.5% over the 2009 first quarter and 3.2% over year-end 2009, and stand-alone PDP membership of 389,561, up 35.8% over the 2009 first quarter and 24.4% over year-end 2009.

Commenting on 2010 first quarter results, Herb Fritch, Chairman and Chief Executive Officer, said, “We are pleased to report that 2010 has started on a positive note as indicated by our strong results for the first three months of the year. Higher membership than expected as a result of higher gross sales and better member retention, coupled with favorable medical loss ratios in our Medicare Advantage plans, were the main drivers of our better than expected results. We are encouraged by the growth in membership and preservation of margins despite the quarter’s tighter reimbursement environment. Based on our first quarter’s results and because we believe the generally favorable trends in the quarter will continue over the balance of 2010, we are increasing our full year 2010 earnings per share guidance.”
First Quarter Results

	Three Months Ended
	March 31,		Percent
($ in thousands, except per share amounts)	2010	2009	Change
Premium revenue	$749,378	$634,596	18.1%
Total revenue	760,442	646,115	17.7
Medical expense	612,519	529,600	15.7
Net income	33,801	20,612	64.0
Net income per common share — diluted (1)	0.59	0.38	55.3

(1)	Weighted average shares outstanding used in the calculation of net income per common share — diluted for the three months ended March 31, 2010 and 2009, were 57,557,961 and 54,781,391, respectively.
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HS Reports First Quarter 2010 Results

April 29, 2010
Operating Highlights
Revenue
•
Medicare Advantage (including the prescription drug component of HealthSpring’s Medicare Advantage plans, or “MA-PD”) premiums were $619.4 million for the 2010 first quarter, reflecting an increase of 14.4% over the 2009 first quarter. The higher premiums in the 2010 first quarter were primarily attributable to an 11.5% increase in membership compared with the 2009 first quarter.

•
Medicare Advantage per member per month, or “PMPM,” premiums increased to $1,062 in the 2010 first quarter, compared with $1,047 in the 2009 first quarter. The PMPM premium increase in the 2010 first quarter resulted from increases related to member risk scores partially offset by decreases in CMS-calculated base premium rates.

•
Stand-alone PDP premium revenue was $129.5 million for the 2010 first quarter, an increase of 40.0% compared with the 2009 first quarter. The increase in revenue was primarily the result of a 35.8% increase in membership. PDP premiums PMPM in the 2010 first quarter were $111, compared with $109 in the 2009 first quarter.

Medical Expense
•
Medicare Advantage medical loss ratio, or “MLR,” was 78.3% for the 2010 first quarter, compared with 81.3% for the 2009 first quarter. Changes in benefit design and decreases in inpatient utilization and outpatient procedure costs, combined with the premium revenue increases, resulted in a decrease in the current period MLR. Medicare Advantage PMPM medical expense decreased 2.5% in the 2010 first quarter compared with the 2009 first quarter.

•
PDP MLR was 98.6% for the 2010 first quarter, compared with 95.8% for the 2009 first quarter. Higher costs in new PDP regions and increased transition prescription drug costs in the 2010 first quarter were the primary reasons for the increase in PDP MLR.

Selling, General & Administrative (SG&A) Expense
•
SG&A expense as a percentage of total revenue in the 2010 first quarter decreased 110 basis points to 10.1%, compared with 11.2% in the 2009 first quarter. The improvement in SG&A as a percentage of revenue resulted primarily from revenue increases and operating cost management. The $4.3 million increase in SG&A expense for the 2010 first quarter compared with the 2009 first quarter was primarily the result of additional personnel costs, increases in sales commissions attributable to membership growth, and increases in advertising costs.

Interest Expense
•
Interest expense in the 2010 first quarter increased $5.7 million compared with the 2009 first quarter. The Company’s interest expense in the 2010 first quarter includes debt extinguishment costs of $7.1 million resulting from the Company’s entering into a new credit facility and terminating its prior credit facility. Net of the extinguishment costs, interest expense decreased $1.4 million in the 2010 first quarter reflecting lower average debt amounts outstanding and lower interest rates compared with the 2009 first quarter.

•
The Company’s weighted average effective interest rate on the Company’s borrowings (exclusive of the amortization of deferred financing costs and other credit facility fees) for the three months ended March 31, 2010, was 3.9%, compared with 5.2% for the three months ended March 31, 2009.

Income Taxes
•	The Company’s effective income tax rate for the three months ended March 31, 2010, was 37.0%, compared with 36.5% for the three months ended March 31, 2009.
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HS Reports First Quarter 2010 Results

April 29, 2010
Balance Sheet Highlights
•
At March 31, 2010, the Company’s cash and cash equivalents were $294.1 million, $75.6 million of which was held by unregulated entities, compared with cash and cash equivalents of $439.4 million at December 31, 2009, $106.4 million of which was held by unregulated entities. The reduction in cash and cash equivalents during the three months ended March 31, 2010, was primarily caused by net purchases of $69.6 million of investment securities and by payments of $62.0 million of long-term debt.

•
Total debt was $175.0 million at March 31, 2010, compared with $237.0 million at December 31, 2009, and $258.5 million at March 31, 2009. In the first quarter of 2010, the Company entered into a new $350 million senior secured credit facility. The new facility consists of $175.0 million in five-year term loans and a four-year, $175.0 million revolving credit facility. Borrowings under the facility and cash on hand were used to repay indebtedness outstanding under the Company’s previous credit agreement. There were no borrowings outstanding under the Company’s revolving credit facility at March 31, 2010.

•	Days in claims payable totaled 29 at the end of the 2010 first quarter.
Outlook
•	EPS: The Company is increasing its expectations for diluted earnings per share for 2010 to be in the range of $2.60 to $2.75, on weighted average shares outstanding of approximately 57.8 million.
•
Membership: The Company increases its estimate for Medicare Advantage membership to a range of 198,000 to 200,000 at the end of 2010. The Company also refines its estimate for PDP membership from 410,000 to 420,000 to approximately 400,000 at the end of 2010.

•	Revenue: The Company now estimates that 2010 total revenue will be between $2.90 billion and $2.95 billion.
•
MLRs: The Company is modifying its estimate for Medicare Advantage MLR to a range of 80.0% to 81.0% for 2010. The Company now estimates stand-alone PDP MLR to be in the range of 86.5% to 87.5% for the year.

•	SG&A: The Company now estimates that selling, general and administrative expense will be approximately 10.0% of total revenue for 2010.
•	Income taxes: The Company estimates that its effective income tax rate for 2010 will be 36.5% to 37.0%.
Conference Call
A live audio webcast of the conference call regarding first quarter results and other matters referenced in this release will begin at 10:00 a.m. ET on Thursday, April 29, 2010. The public may access the conference call through HealthSpring’s website, www.healthspring.com, under the Investor Relations tab. The conference call can also be accessed by dialing (913) 312-0382, confirmation number 1935342. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days.
About HealthSpring
HealthSpring is based in Nashville, Tenn., and is one of the country’s largest Medicare Advantage coordinated care plans. HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Florida, Georgia, Illinois, Mississippi, Tennessee, and Texas and also offers a national stand-alone Medicare prescription drug plan. For more information, visit www.healthspring.com. Media information is available at HealthSpring’s press site: http://press.healthspring.com.
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HS Reports First Quarter 2010 Results

April 29, 2010
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact are forward-looking statements, which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding 2010 guidance. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause its actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Any projections or other forward-looking information in this release or made orally and related thereto are based on management’s beliefs and assumptions and on information available to HealthSpring at the time the statements were or are made, which is subject to change. Although any such projections and forward-looking information and the factors influencing them will likely change, HealthSpring will not necessarily update the information except as required by law, as HealthSpring will only provide guidance at certain points during the year. Information contained herein speaks only as of the date of this release.
The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: changes in enrollment and dis-enrollment patterns; the impact of recent healthcare reform legislation, including legislative and regulatory actions or changes affecting Medicare funding and premium rates, increased costs, and new taxes; changes in our members’ utilization of medical services; changes in medical and prescription drug cost trends; the Company’s ability to accurately estimate CMS retroactive risk adjustments to Medicare premiums; competition; the Company’s ability to accurately estimate incurred but not reported and other unpaid medical claims; negotiation of acceptable contracts with physicians, hospitals, and other providers; contractual disputes with providers; increases in costs or liabilities associated with litigation; costs associated with compliance with regulatory mandates and with responding to regulatory audits; management changes; the Company’s ability to identify, evaluate, and integrate acquisition opportunities; substantial changes in interest rates over a prolonged period; and changes in tax estimates, assets, or liabilities and valuation allowances related thereto. The foregoing list of factors is not intended to be exhaustive. Additional information concerning these and other important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in other public filings by the Company.
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HS Reports First Quarter 2010 Results

April 29, 2010
Supplemental Information
1. Membership

	March 31,	Dec. 31,	Percent	March 31,	Percent
	2010	2009	Change	2009	Change
MA Membership:
Alabama	31,170	31,330	(0.5)%	29,385	6.1%
Florida	35,093	32,606	7.6	29,978	17.1
Georgia	617	—	—	—	—
Illinois	11,548	11,261	2.5	10,067	14.7
Mississippi	5,134	4,591	11.8	3,419	50.2
Tennessee	63,505	58,252	9.0	53,833	18.0
Texas	48,298	51,201	(5.7)	48,456	(0.3)

Total	195,365	189,241	3.2%	175,138	11.5%

PDP Membership:	389,561	313,045	24.4%	286,810	35.8%

2. Reconciliation of Medical Claims Payable
The following table provides a reconciliation of changes in the medical claims liability for HealthSpring for the three months ended March 31, 2010 and 2009.

	Three months ended
	March 31,
(Unaudited, $ in thousands)	2010	2009
Balance at beginning of period	$202,308	$190,144
Incurred related to:
Current period (1)	623,872	537,724
Prior period (2)	(11,353)	(8,124)

Total incurred	612,519	529,600

Paid related to:
Current period	461,049	356,924
Prior period	155,894	151,002

Total paid	616,943	507,926

Balance at the end of the period	$197,884	$211,818

(1)
Approximately $0.6 million paid to providers under risk sharing and capitation arrangements related to 2009 first quarter premiums is included in the incurred related to current period amounts in 2010. Such amount does not relate to fee-for-service medical claims estimates. Similarly, $1.0 million paid to providers under risk sharing and capitation arrangements related to 2008 first quarter premiums is included in the 2009 incurred related to current period. These amounts are the result of additional retroactive risk adjustment premium payments recorded that pertain to the prior year’s premiums.

(2)
Negative amounts reported for incurred related to prior periods result from fee-for-service medical claims estimates being settled for amounts less than originally anticipated (a favorable development).

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HS Reports First Quarter 2010 Results

April 29, 2010
3. Segment Information
Financial data by reportable segment for the three months ended March 31 is as follows (in thousands):

	MA-PD	PDP	Corporate	Total
Three months ended March 31, 2010
Revenue	$630,950	$129,476	$16	$760,442
EBITDA	82,451	(4,763)	(6,295)	71,393
Depreciation and amortization expense	6,192	31	1,564	7,787

Three months ended March 31, 2009
Revenue	$553,485	$92,618	$12	$646,115
EBITDA	51,978	(1,046)	(6,667)	44,265
Depreciation and amortization expense	6,356	20	1,148	7,524
As of January 1, 2010, the Company revised its methodology for allocating selling, general, and administrative expenses within its prescription drug operations to its MA-PD and PDP segments, which resulted in allocating a greater share of such expenses to its PDP segment. As a result of these revisions, the segment EBITDA amounts for the 2009 period includes reclassification adjustments between segments such that the periods presented are comparable.
A reconciliation of reportable segment EBITDA to net income included in the consolidated statements of income is as follows (in thousands):

	Three months ended
	March 31,
	2010		2009
EBITDA	$71,393		$44,265
Income taxes	(19,834)		(11,848)
Interest expense	(9,971	) (1)	(4,281)
Depreciation and amortization	(7,787)		(7,524)

Net income	$33,801		$20,612

(1)	Includes $7.1 million of debt extinguishment costs related to the termination of the Company’s previous credit facility.
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HS Reports First Quarter 2010 Results

April 29, 2010
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Information
(in thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$294,133	$439,423
Accounts receivable, net	152,081	92,442
Investment securities available for sale	—	8,883
Investment securities held to maturity	—	13,965
Funds due for the benefit of members	—	4,028
Deferred income taxes	4,085	6,973
Prepaid expenses and other	8,717	9,586

Total current assets	459,016	575,300
Investment securities available for sale	95,310	13,574
Investment securities held to maturity	45,072	38,463
Property and equipment, net	29,451	30,316
Goodwill	624,507	624,507
Intangible assets, net	198,666	203,147
Restricted investments	19,775	16,375
Risk corridor receivable from CMS	19,948	—
Other	14,047	6,585

Total assets	$1,505,792	$1,508,267

Liabilities and Stockholders’ Equity
Current liabilities:
Medical claims liability	$197,884	$202,308
Accounts payable, accrued expenses and other	55,726	50,954
Risk corridor payable to CMS	2,195	2,176
Funds held for the benefit of members	26,376	—
Current portion of long-term debt	17,500	43,069

Total current liabilities	299,681	298,507
Deferred income taxes	75,594	80,434
Long-term debt, less current portion	157,500	193,904
Other long-term liabilities	5,836	5,966

Total liabilities	538,611	578,811

Stockholders’ equity:
Common stock	612	608
Additional paid in capital	551,675	548,481
Retained earnings	462,566	428,765
Accumulated other comprehensive loss, net	1	(1,044)
Treasury stock	(47,673)	(47,354)

Total stockholders’ equity	967,181	929,456

Total liabilities and stockholders’ equity	$1,505,792	$1,508,267

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HS Reports First Quarter 2010 Results

April 29, 2010
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands, except share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Premium revenue	$749,378	$634,596
Management and other fees	10,188	9,969
Investment income	876	1,550

Total revenue	760,442	646,115

Operating expenses:
Medical expense	612,519	529,600
Selling, general and administrative	76,530	72,250
Depreciation and amortization	7,787	7,524
Interest expense	9,971	4,281

Total operating expenses	706,807	613,655

Income before income taxes	53,635	32,460
Income taxes	(19,834)	(11,848)

Net income	$33,801	$20,612

Net Income per common share:
Basic	$0.59	$0.38

Diluted	$0.59	$0.38

Weighted average common shares outstanding:
Basic	57,224,467	54,481,835

Diluted	57,557,961	54,781,391

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HS Reports First Quarter 2010 Results

April 29, 2010
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flow Information
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income	$33,801	$20,612
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,787	7,524
Amortization of deferred financing cost	506	616
Amortization on bond investments	294	227
Equity in earnings of unconsolidated affiliate	(103)	(51)
Share-based compensation	2,719	2,904
Deferred tax benefit	(2,611)	(2,769)
Write-off of deferred financing fees	5,079	—
Tax shortfall from share awards	(1,194)	—
Decrease (increase) in cash and cash equivalents due to changes in:
Accounts receivable	(59,639)	(33,116)
Prepaid expenses and other current assets	(4,742)	(1,437)
Medical claims liability	(4,424)	21,674
Accounts payable, accrued expenses and other current liabilities	5,566	3,451
Risk corridor payable to/receivable from CMS	(19,929)	(12,314)
Other	1,977	766

Net cash (used in) provided by operating activities	(34,913)	8,087

Cash flows from investing activities:
Purchases of property and equipment	(2,441)	(2,819)
Purchases of investment securities	(120,468)	(18,247)
Maturities of investment securities	8,211	8,700
Sales of investment securities	46,106	—
Purchases of restricted investments	(10,948)	(6,583)
Maturities of restricted investments	7,548	6,042

Net cash (used in) provided by investing activities	(71,992)	(12,907)

Cash flows from financing activities:
Funds received for the benefit of members	207,005	159,711
Funds withdrawn for the benefit of members	(176,601)	(122,777)
Proceeds from issuance of long-term debt	200,000	—
Payments on long-term debt	(261,972)	(9,497)
Excess tax benefit from stock options exercised	40	—
Proceeds from stock option exercises	477	6
Payment of debt issue costs	(7,334)	—

Net cash (used in) provided by financing activities	(38,385)	27,443

Net (decrease) increase in cash and cash equivalents	(145,290)	22,623

Cash and cash equivalents at beginning of period	439,423	282,240

Cash and cash equivalents at end of period	$294,133	$304,863

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